Exhibit 10.1

Wells Fargo Bank, N.A.	MAC C7301-031 1740 Broadway Denver, CO 80274

August 2, 2002

David G. Durham
Senior Vice President and Chief Financial Officer
CIBER, In.
5251 DTC Parkway, Suite 1400
Greenwood Village, CO 80111

RE:	Loan and Security Agreement September 26, 2001 Waiver of Loan and Security Agreement Violation

Dear David,

        As you are aware, WELLS FARGO BANK, National Association, ("Lender") and CIBER INC., a Delaware corporation ("Borrower") entered into a Loan and Security Agreement on September 26, 2001 which was subsequently modified (collectively with the modifications and amendments "Agreement"). This letter (the "Fourth Modification") is intended to specifically address the following:

          A.    Waiver of the June 30, 2002 Minimum Tangible Net Worth Requirement found in Paragraph 1(h) of the Third Amdendment to the Loan and Security Agreement dated May 6, 2002 between the Borrower and Lender.

          B.    Fourth Modification to the Loan and Security Agreement ("Modification") regarding the Minimum Tangible Net Worth Covenant found in Paragraph 1(h) of the Third Amendment to the Loan and Security Agreement dated May 6, 2002 between the Borrower and Lender.

        The Third Amendment specifically provides at paragraph 1(h):

            (h)   Section 5.1(t)(i) of the Loan Agreement is hereby deleted and replaced with the following:

        Minimum Tangible Net Worth: Borrower will maintain at all times a Minimum Tangible Net Worth as follows: (i) as of June 30, 2002, of not less than One Hundred Million Dollars ($100,000,000), and (ii) as of December 31, 2002, of not less than One Hundred Fifteen Million Dollars ($115,000,000).

        Lender hereby waives the Minimum Tangible Net Worth requirement of not less than $100,000,000 for the quarter period ending June 30, 2002, and its rights under the Agreement and the Loan Documents (as that term is defined in the Agreement) to declare a default and pursue any remedies it may have as a result of the violation. This Waiver is limited expressly to the violation of Section 5.1(t)(i).

        Lender specifically reserves all other rights and privileges it has under the Agreement and notifies Borrower that all other terms conditions and obligations under the Agreement and the Loan Documents remain in full force and effect.

        Lender also agrees to reset the Minimum Tangible Net Worth requirements to the following amounts:

Fiscal Quarter Period Ending
9/30/02	$95,000,000
12/31/02	$100,000,000
3/31/03	$105,000,000
6/30/03	$110,000,000
9/30/03 to 12/31/04	$115,000,000

        No other changes, modifications or amendments to the Agreement are made at this time. All other terms and conditions within the Agreement remain fully enforceable at the Lender's sole discretion.

        Please sign below to acknowledge your acceptance of this change and return the original to my attention.

        Please call me at (303) 863-5180 if you have questions.

Sincerely,

/s/  JOHN P. HALL

John P. Hall
Vice President
Wells Fargo Bank

ACKNOWLEDGEMENT AND ACCEPTANCE

/s/ DAVID G. DURHAM David G. Durham, Senior Vice President and Chief Financial Officer